FIRST AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

             This Agreement is made as of this 7th day of April, 2005, by and between Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo New York (the "Company") and Brian J. Lipke, (the "Executive").

 RECITALS:

             WHEREAS, the parties entered into a Change in Control Agreement (the "Original Agreement") dated July 8, 1998;

             WHEREAS, since the date of the Original Agreement, the Internal Revenue Code (the "Code") has been amended and new regulations have been adopted under new Section 409A of the Code (the "Regulation") with respect to, among other things, deferred income and change in control agreements; and

             WHEREAS, the parties wish to amend and restate the Original Agreement in order to conform to the requirements of the Regulation with respect to the deferral of income which is payable on a change in control of the Company;

 CONSIDERATION:

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the parties hereto agree to amend and restated the Original Agreement in its entirety as follows:

1.     Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)                "Aggregate Exercise Price" means: (i) in the case of options to acquire common stock of the Company which are owned by the Executive, the total amount of cash or immediately available funds which the Executive would be required to pay to the Company in order to purchase all of the common stock of the Company which, as of the date that the determination of the Aggregate Exercise Price is to be made, the Executive is entitled to purchase under the terms of all issued, outstanding and unexercised options to purchase common stock of the Company which are outstanding and exercisable on the date the determination of the Aggregate Exercise Price to be made; and (ii) in the case of options to acquire Successor Equity (as hereinafter defined) the total amount of cash or immediately available funds which the Executive would be required to pay the Successor (as hereinafter defined) in order to purchase all the Successor Equity which, as of the date that the determination of the Aggregate Exercise Price is to be made, the Executive is entitled to purchase under the terms of all issued, outstanding and unexercised options to purchase Successor Equity which are outstanding and exercisable on the date the determination of the Aggregate Exercise Price of such options is to be made.

(b)               "Annual Compensation" means the sum of: (i) the amount of the annual base salary of the Executive which is in effect during the calendar year preceding the calendar year in which a Change in Control (as hereinafter defined) occurs; and (ii) the highest annual bonus paid to the Executive by the Company during the three (3) calendar year period preceding the calendar year in which a Change in Control occurs.  The amount of any compensation which the Executive has affirmatively elected to defer his receipt of, including without limitation, compensation deferred pursuant to any applicable 401(k) plan, any Section 125 plan, any cafeteria plan or any other deferred compensation plan maintained by the Company, shall be included when calculating Annual Compensation.

(c)                "Built In Gain" means an amount equal to: (i) the Highest Sale Price (as hereinafter defined) determined as of the date the Change in Control occurs, multiplied by the total number of shares of common stock of the Company which the Executive could acquire by exercising all of the options to acquire common stock of the Company which, as of the date the Change in Control occurs, were issued to the Executive, outstanding and unexercised, minus (ii) the Aggregate Exercise Price of such options.

(d)               "Cause" means: that the Compensation Committee has determined (and provided the Executive a written statement of its determination) that the Executive has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.

(e)                "Change in Control" shall be deemed to have occurred if:

        (i)   During any consecutive twelve-month period, any "person" or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, an Affiliate of the Company, an employee benefit plan sponsored by the Company or any of its Affiliates, or any one or more members of the Lipke family becomes the "beneficial owner" (as defined in Section 13(d) of the Exchange Act) of thirty five percent (35%) or more of the then outstanding voting stock of the Company through a transaction or series of transactions which have not been arranged by or consummated with the prior approval of the Board of Directors;

        (ii)   a majority of the members of the Board of Directors is replaced during any consecutive twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election;

        (iii)   the Company enters into a Merger Sale Agreement; provided however, that the entry into a Merger Sale Agreement shall only be deemed a "Change in Control" if the Executive's employment with the Company and all of its Affiliates is terminated by the Company without Cause or he resigns for Good Reason during the period beginning on the date the Merger Sale Agreement is executed and ending on the date the Merger Sale is consummated or the Merger Sale Agreement is terminated; or

        (iv)   the consummation of a Merger Sale.

(f)                 "Conversion Options" means, an option or options to purchase Successor Equity in the Successor which option or options may be granted by the Successor to the Executive and are exercisable in full, immediately following the Change in Control for an Aggregate Exercise Price which does not exceed the Aggregate Exercise Price of the options to purchase common stock of the Company which were owned by the Executive on the date the Change in Control occurs and which options, if exercised by the Executive in full, immediately following the occurrence of a Change in Control would provide for the ownership by the Executive of Successor Equity which, immediately following the acquisition of such Successor Equity by the Executive, may be sold by the Executive, free of any restrictions imposed on the sale of securities by the Securities Act of 1933, for a price which exceeds the Aggregate Exercise Price of the such options by an amount which is not less than the amount of the Built In Gain.  Nothing contained in this Agreement shall be deemed or construed to require the Executive to accept a grant of Conversion Options from the Successor.

(g)                "Deferred Compensation" means any compensation, payable to the Executive by the Company, receipt of which is contingent or is deferred pursuant to the terms of any applicable 401(k) plan, Section 125 cafeteria plan or any other deferred compensation plan maintained by the Company together with any interest or earnings, either actually or hypothetically earned on the amount of such compensation.

(h)                "Good Reason" the Executive will have Good Reason to terminate his employment with the Company if:

        (i)   the Executive's annual base salary and/or annual bonus is reduced or any other material compensation or benefits arrangement for the Executive is materially reduced (and such reduction is unrelated to the Company's, a Company's Affiliate's or the Executive's performance);

        (ii)   the Executive's duties or responsibilities are negatively, and materially changed in a manner inconsistent with the Executive's position (including status, offices, titles, and reporting requirements) or authority;

        (iii)   the Company requires the Executive's work location or residence to be relocated more than 50 miles from its location as of the date the Merger Sale Agreement is executed;

        (iv)   the Company or its successor fails to offer the Executive a position after the Change in Control comparable to that held by the Executive immediately prior to the Change in Control.

(i)                  "Highest Sale Price" means: (i) with respect to the common stock of the Company, the highest closing sale price at which common stock of the Company has been sold, in an established securities market, during the twelve (12) consecutive month period ending on the date as of which the determination of the Highest Sale Price of the common stock of the Company is to be made; and (ii) in the case of any Successor Equity, the highest closing sale price at which such Successor Equity has been sold, in an established securities market, during the twelve (12) consecutive month period ending on the date as of which the determination of the Highest Sale Price of the Successor Equity is to be determined.

(j)                 "Merger Sale" means the consolidation, merger, or other reorganization of the Company, other than: (i) a consolidation, merger or reorganization of the Company in which holders of common stock of the Company immediately prior to the earlier of: (A) the Board of Director's approval of such consolidation, merger or other reorganization; or (B) the date of the stockholders meeting in which such consolidation, merger or other reorganization is approved, continue to hold more than eighty percent (80%) of the outstanding voting securities of the surviving entity immediately after the consolidation, merger, or other reorganization; and (ii) a consolidation, merger or other reorganization which is effected pursuant to the terms of a Merger Sale Agreement which provides that the consolidation, merger or other reorganization contemplated by the Merger Sale Agreement will not constitute a Change in Control for purposes of this Agreement.

(k)               "Successor" means, the person, firm, corporation or other entity which, as a result of the occurrence of a Change in Control, has succeeded, directly or indirectly, to all or substantially all the assets, rights, properties, liabilities and obligations of the Company.

(1)                  "Successor Equity" means capital stock or any other equity interest in the Successor.

2.     Effect of Change in Control.  Upon the occurrence of a Change in Control:

(a)                the restrictions imposed upon the sale, transfer or other conveyance of any restricted stock held by the Executive pursuant to the terms of any restricted stock agreement or any other plan or agreement shall terminate and cease to exist, and such stock shall thereafter be free from all such restrictions;

(b)               any and all Deferred Compensation (except for compensation deferred by the Executive pursuant to the terms of any 401(k) plan maintained by the Company, which deferred compensation shall be paid in accordance with the terms of such 401(k) plan) shall be paid to the Executive in one lump sum payment within thirty (30) days following the occurrence of the Change in Control;

(c)                the Company or the Successor, as the case may be, shall, within thirty (30) days after the occurrence of the Change in Control, pay to the Executive, in one (1) lump sum payment, an amount equal to three hundred fifty percent (350%) of the Executive's Annual Compensation;

(d)               any common stock of the Company which has not been issued to the Executive under the terms of any long term equity based incentive compensation plan which was adopted by the Board of Directors prior to the date the Change in Control occurs, but which common stock would have been issued to the Executive under the terms of such long term equity based incentive compensation plan if the Change in Control had not occurred and the Executive had met all applicable performance goals established by the Board of Directors in order to receive awards of restricted stock or restricted stock units under such long term equity based incentive compensation plan, shall, effective as of the date the Change in Control occurs, be issued to the Executive, free and clear of all restrictions on the sale, transfer or conveyance of such common stock;

(e)                if, following the occurrence of a Change in Control, the Company's legal existence continues and the proportionate number of the issued and outstanding shares of common stock of the Company (on a fully diluted basis) which may be purchased by the Executive after the occurrence of the Change in Control pursuant to the exercise of his options and for a price equal to the Aggregate Exercise Price of the Executive's options (determined immediately prior to the occurrence of the Change in Control), is at least equal to the proportionate number of the issued and outstanding shares of common stock of the Company which could have been purchased by the Executive pursuant to the exercise by the Executive of all of his options, immediately prior to the Change in Control (including any shares of the Company's common stock which may be acquired by the Executive as a result of adjustments made after the occurrence of a Change in Control to the terms of the options which the Executive held prior to the occurrence of the Change in Control, which adjustments provide the Executive the right to acquire more shares of the Company's common stock for the same Aggregate Exercise Price and shares of the Company's common stock which may be acquired by the Executive pursuant to the exercise of additional options granted to the Executive immediately following the Change in Control  which are immediately exercisable in full), then, all options to purchase the Company's common stock which were granted to the Executive prior to the occurrence of the Change in Control shall immediately become fully exercisable by the Executive; and

(f)                 if, following the occurrence of a Change in Control: (i) the Company's legal existence continues but the number of shares of common stock of the Company which the Executive is entitled to purchase pursuant to the exercise of all options to purchase the Company's common stock which are owned by the Executive immediately following the Change in Control for a price which is not more than the Aggregate Exercise Price of his unexercised options immediately prior to the occurrence of the Change in Control, is not, on a fully diluted basis, at least equal to the same proportion, on a fully diluted basis, of the issued and outstanding shares of common stock of the Company which could have been purchased by the Executive pursuant to the exercise of all of his options immediately prior to the occurrence of the Change in Control; or (ii) the common stock of the Company is no longer listed for trading on an established securities market and the Successor has not, effective as of the date the Change in Control occurs, offered to grant Conversion Options to the Executive in lieu of the options of the Executive to purchase common stock of the Company; or (iii) the common stock of the Company is no longer listed for trading on an established securities market and the Successor has offered to grant Conversion Options to the Executive effective as of the date the Change in Control occurs (in lieu of the Executive's options to purchase common stock of the Company) but the Executive has elected not to accept such grant of Conversion Options; then (iv) the Executive shall be paid, in one lump sum payment not later than 90 days following the occurrence of the Change in Control, the amount of the Built In Gain on the options to purchase common stock of the Company which were issued to the Executive and outstanding and unexercised on the date the Change in Control occurs and, thereafter, all such options shall be cancelled and shall for all purposes be deemed and construed to be null and void.

(g)                To the extent not otherwise provided above, any equity based incentive compensation award, including but not limited to options and stock appreciation rights, shall vest and become fully exercisable.

3.     Effect of Termination of Employment.  If the Executive's employment with the Company is terminated for any reason whatsoever during the two (2) year period following the occurrence of a Change in Control, or if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason after the Company enters into a Merger Sale Agreement and before the Merger Sale is consummated or the Merger Sale Agreement is terminated, then:

(a)                if the Executive's options to purchase common stock of the Company have not been cancelled as provided for in Section 2(f) above, to the extent that the Executive has any unexercised options to purchase common stock of the Company, which options are exercisable at the time the Executive's employment with the Company is terminated, the Company shall pay to the Executive in one lump sum payment within thirty (30) days following the date the Executive's employment with the Company is terminated, an amount equal to: (i) the Highest Sale Price of the common stock of the Company determined as of the date the Executive's employment with the Company is terminated; multiplied by (ii) the aggregate number of shares of Common Stock of the Company which the Executive is entitled to purchase pursuant to the terms of all options to purchase any common stock of the Company which are owned by the Executive and exercisable on the date the Executive's employment with the Company is terminated; minus (iii) the Aggregate Exercise Price of the issued and outstanding unexercised options to purchase common stock of the Company which are owned by the Executive as of the date the Executive's employment with the Company is terminated to the extent that such options are exercisable as of such date; and

(b)               if the Executive has elected to accept a grant of Conversion Options from the Successor and, at the time that the Executive's employment with the Company is terminated, the Executive owns Conversion Options or any other options to acquire any Successor Equity which are exercisable at the time the Executive's employment with the Company is terminated, but any such Conversion Options and other options to purchase Successor Equity have not been exercised by the Executive, the Successor shall pay to the Executive in one lump sum payment within thirty (30) days following the date the Executive's employment with the Company is terminated, an amount equal to: (i) the Highest Sale Price, determined as of the date the Executive's employment with the Company is terminated, of each unit of Successor Equity which could be acquired by the Executive upon the exercise of all outstanding Conversion Options and other options to purchase Successor Equity on the date the Executive's employment with the Company is terminated; multiplied by (ii) the aggregate number of units of Successor Equity which the Executive is entitled to purchase pursuant to the terms of all options to purchase Successor Equity which are owned by the Executive and exercisable on the date the Change in Control occurs; minus (iii) the Aggregate Exercise Price of all issued and outstanding unexercised Conversion Options and other options to purchase Successor Equity which were owned by the Executive and exercisable as of the date the Executive's employment with the Company is terminated.

4.     Additional Payments by the Company.

(a)                Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)               Subject to the provisions of Section 4(c) hereof, all determinations required to be made under this Section 4, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by any nationally recognized firm of certified public accountants (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 60 business days following the occurrence a Change in Control.  When calculating the amount of the Gross-Up Payment, the Executive shall be deemed to pay:

        (i)   Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made; and

        (ii)   any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

    If the Accounting Firm has performed services for the entity that caused the Change of Control or any affiliate thereof, the Executive may select an alternative accounting firm from any nationally recognized firm of certified public accountants.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts it remedies pursuant to Section 4(c) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)                The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

        (i)   give the Company any information reasonably requested by the Company relating to such claim;

        (ii)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

        (iii)   cooperate with the Company in good faith in order to effectively contest such claim; and

        (iv)   permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)               If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid under Section 4(a) hereof.  The forgiveness of such advance shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

5.     Effect on Terms and Conditions of Employment.  The Executive hereby acknowledges and agrees that, except as otherwise specifically set forth in this Agreement, the terms of this Agreement shall not be deemed or construed to modify, alter or otherwise amend the terms and conditions of the employment relationship between the Executive and the Company as it now exists or as it may exist in the future.  Accordingly, the Executive hereby agrees that nothing contained in this Agreement shall be deemed or construed to entitle the Executive to remain in the employment of the Company and that nothing contained in this Agreement shall be deemed or construed to limit or otherwise restrict any rights which the Company now has or in the future have to terminate the employment of the Executive.  The Company hereby acknowledges and agrees that, except as otherwise specifically set forth in this Agreement, nothing in this Agreement shall be deemed or construed to modify, alter, amend, limit or restrict, in any way, any rights which the Executive may now or in the future have to payment of any compensation or benefits from the Company or any employee plan, program or arrangement maintained by the Company and which the Executive is a participant in.

6.     Confidentiality.  During the period of the Executive's employment by the Company or any Successor, the Executive shall not, except as may be required in connection with the performance by the Executive of the duties of his employment with the Company or the Successor, disclose to any person, firm, corporation or other entity, any information concerning matters affecting or relating to the services, marketing, long range plans, financial strategies or other business of the Company or, if applicable, the Successor, or any of their respective customers so long as such information is not generally available to the public other than as a result of disclosure by the Executive or any other third party which is prohibited from disclosing such information by a contractual or fiduciary obligation.

7.     Litigation Expenses.  In the event that any dispute shall arise under this Agreement between the Executive and the Company, the Company shall be responsible for the payment of all reasonable expenses of all parties to such dispute, including reasonable attorney fees, regardless of the outcome thereof.

8.     Amendments.  This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in writing signed by both the parties hereto.

9.     Assignment.  This Agreement may not be assigned by either party hereto except with the written consent of the other.

10.   Successors, Binding Effect.

(a)                This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive.  In addition, this Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation or otherwise) to all or substantially of the business and/or assets of the Company.  The Company expressly agrees that it shall have no right, power or authority to consummate any sale of all or substantially all the business and/or assets of the Company or to consummate any merger, consolidation or other transaction as a result of which all or substantially all the business and/or assets of the Company are not owned by the Company or any of its direct or indirect wholly owned subsidiaries unless the party that will own all or substantially all the business and/or assets of the Company following the consummation of such transaction executes and delivers an agreement with the Company expressly providing for the assumption by such party of all of the Company's obligations under this Agreement; provided that, notwithstanding the foregoing, no such agreement shall be necessary to make the obligations of the Company under the terms of this Agreement binding on such successor to the business and/or assets of the Company.

(b)               This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors and administrators.  If Executive dies while any amount is still payable to him hereunder, all such amounts shall paid in accordance with the terms of this Agreement to the Executive's personal representative or the executor or administrator of the Executive's estate within ten (10) days from the date such personal representative, executor or administrator is appointed.  In addition, the obligation of the Company or, if applicable, the Successor to pay to the Executive the amounts required to be paid under the terms of this Agreement shall not be released, discharged or otherwise affected by any disability which may be suffered by the Executive after he becomes entitled to payment of any amounts which he is entitled to be paid pursuant to the terms of this Agreement.

11.   Applicable Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State except with respect to the internal affairs of the Company and its stockholders, which shall be governed by the General Company Law of the State of Delaware.

12.   Notices.  All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand-delivered, or if mailed, by certified mail or registered mail postage prepaid, addressed to the Executive at the address first above written or if to the Company, at its address set forth above, with a copy to the attention of Gerald S. Lippes, 665 Main St., Buffalo, NY 14203.  From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.

13.   Severability of Provisions.  In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.

14.   Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the undersigned have caused this Change in Control Agreement to be executed as of the day and year first above written.

By: /s/ Henning Kornbrekke
Henning Kornbrekke
President and
Chief Operating Officer

/s/ Brian J. Lipke
Brian J. Lipke